Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Sandy Fabre
March 3, 2011		Nordstrom, Inc.
(206) 233-6563

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 373-3036

Nordstrom Reports February Sales

SEATTLE, Wash. (March 3, 2011) – Nordstrom, Inc. (NYSE: JWN) today reported a 7.3 percent increase in same-store sales for the four-week period ended February 26, 2011 compared with the four-week period ended February 27, 2010. Preliminary total retail sales of $606 million for February 2011 increased 12.3 percent compared with total retail sales of $539 million for the same period in fiscal 2010.

Effective with February 2011, the company will report same-store sales for the total company, Nordstrom and Nordstrom Rack. “Nordstrom” (formerly referred to as “Multi-channel”) includes Nordstrom full-line stores and Direct. The consolidation of full-line and Direct sales reflects the company’s recognition that the customer does not differentiate between the two channels, and is consistent with how the company plans and manages the business.

SALES RECORDING

To hear Nordstrom’s pre-recorded February sales message, please dial (402) 220-6036. This recording will be available for one week.

FEBRUARY SALES RESULTS

(unaudited; $ in millions)	Total Retail Sales			Same-store Sales
	Fiscal 2011	Fiscal 2010	Percent Increase	Total	Nordstrom	Nordstrom Rack
February	$606	$539	12.3%	7.3%	9.6%	1.6%

Number of stores	2/26/11	2/27/10
Nordstrom	115	112
Nordstrom Rack and other	89	73

Total	204	185

Gross square footage	23,838,000	22,803,000

EXPANSION UPDATE

Today, Nordstrom opens a Nordstrom Rack at The Promenade Shops in Aventura, Fla. Additionally in March, Nordstrom plans to open four Nordstrom Racks at Sunset Valley Village in Austin, Tex.; The Parks at Arlington Mall in Arlington, Tex.; Pacific Commons in Fremont, Calif. and Carolina Pavilion in Charlotte, N.C.

FUTURE REPORTING DATES

Nordstrom’s planned financial release calendar for the next three months currently includes:

March Sales Release	Thurs., April 7, 2011
April Sales Release	Thurs., May 5, 2011
First Quarter Earnings Release	Thurs., May 12, 2011
May Sales Release	Thurs., June 2, 2011

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 205 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 115 stores, 87 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated store openings and trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including but not limited to: the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment and fashion trends; our ability to safeguard our brand and reputation; effective inventory management; efficient and proper allocation of our capital resources; successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; trends in personal bankruptcies and bad debt write-offs; availability and cost of credit; impact of the current regulatory environment and financial system reforms; changes in interest rates; disruptions in our supply chain; our ability to maintain our relationships with vendors and developers who may be experiencing economic difficulties; the geographic locations of our stores; our ability to maintain relationships with our employees and to effectively train and develop our future leaders; our compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to us; successful execution of our information technology strategy; successful execution of our multi-channel strategy; risks related to fluctuations in world currencies; public health concerns and the resulting impact on consumer spending patterns, supply chain, and employee health; weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 30, 2010; our Form 10-Q for the fiscal quarters ended May 1, 2010, July 31, 2010 and October 30, 2010; and our Form 10-K for the fiscal year ended January 29, 2011, to be filed with the SEC on or about March 18, 2011, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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